Exhibit 10.12.1

BENEFICIENT MANAGEMENT PARTNERS, L.P

2019 EQUITY INCENTIVE PLAN: BMP PROFITS INTEREST

1.	Defined Terms

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth operational rules related to those terms. Capitalized terms not otherwise defined herein or on Exhibit A shall have the meanings given such terms in the LP Agreement.

2.	Purpose

The Plan has been established to advance the interests of the Partnership and its Affiliates by providing for the grant to Participants of interests in the Partnership in the form of Participating Interests.

3.	Administration

The Administrator has discretionary authority, subject only to the express provisions of the Plan, the LP Agreement and the Award Agreements, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. All determinations of the Administrator made with respect to the Plan or its operation are conclusive and bind all Participants.

4.	Participating Interests

Participating Interests are available for grant under the Plan. Participating Interests may be granted as Class A Units, Class B Units or any series or combination thereof. The Participating Interests are intended to qualify as “profits interests” within the meaning of Revenue Procedure 93-27 as clarified by Revenue Procedure 2001-43.

5.	Eligibility and Participation

The Administrator, in its sole discretion, will select Participants from among those Employees and other providers of services to the Partnership or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Partnership and its Affiliates. Notwithstanding the foregoing sentence, Awards may be granted to entities which are wholly-owned, either directly or indirectly, by an Employee or other provider of services to the Partnership or its Affiliates.

6.	Rules Applicable To Awards

(a)

Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein, and shall furnish to each Participant an Award Agreement setting forth the terms applicable to the Participant’s Award. By entering into an Award Agreement, the Participant agrees to the terms of the Award and of the Plan. Initially, unless the Administrator determines otherwise, Awards granted under the Plan will be evidenced by grant documentation substantially in the form attached hereto as Exhibit B.

(b)	Transferability. All Awards are non-transferable, except to the extent provided in the Award Agreement.

7.	Vesting

A Participant’s Award will vest on the terms and conditions set forth in such Participant’s Award Agreement. The Administrator may, in its sole and absolute discretion, accelerate the vesting of any Award at any time. Upon the grant of the Participating Interests, the Participant shall have all rights and be admitted as a Limited Partner as set forth under the LP Agreement with respect to such Participating Interests.

8.	Adjustments

If there occurs any event or transaction that would result in the dilution or enlargement of the rights of Participants under the Plan in a manner other than as intended by the Administrator, the Administrator may make such adjustments to the Plan and/or Awards as it determines, in its sole discretion, are appropriate in order to avoid such unintended dilution or enlargement, including, without limitation, any necessary adjustments to the Participating Interests awarded.

9.	Taxes

The Administrator may make such provision for the withholding of taxes as it deems necessary and any payment to a Participant will be conditioned upon the full satisfaction of such withholding requirements. Each Participant who is a U.S. taxpayer agrees that, within thirty days of the date of grant of the Award, the Participant will make a so-called “83(b) Election” by filing such election form with the appropriate office of the Internal Revenue Service and shall provide a copy of such election to the Administrator.

10.	Rights Limited

Nothing in the Plan will be construed as giving any Person the right to continued Employment with the Partnership or its Affiliates. The loss of potential appreciation in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Partnership or its Affiliate to the Participant.

11.	Section 409A

Awards under the Plan are intended to be exempt from the rules of Section 409A and such Awards shall be construed accordingly. Granted Awards may be modified at any time, in the Administrator’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A, provided that, unless contemplated by Section 8 of the Plan, no such amendment shall decrease the Participating Interests subject to a Participant’s Award without the Participant’s consent.

12.	Distributions and Voting

Participants shall have distribution and voting rights with respect to their Participating Interests as provided in the Award Agreement and the LP Agreement.

13.	Amendment and Termination

The Administrator may at any time or times amend the Plan for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to adversely affect the Participant’s rights under the Award in any material respect, except to the extent the Administrator expressly reserved the right to do so in this Plan or the LP Agreement or at the time of the Award. The Plan shall terminate on such date as determined by the Administrator; provided however that the Administrator shall use its best efforts to not terminate the Plan to the detriment of any Participant.

14.	Other Compensation Arrangements

The existence of the Plan or the grant of any Award will not in any way affect the right of the Partnership or an Affiliate to award a Person bonuses or other compensation in addition to Awards under the Plan.

15.	Conversion and Exchange of Class A Units

Subject to the Minimum Retained Ownership Requirement and Section 4.05 of the LP Agreement, on a quarterly basis, the Participant may direct the Partnership, upon written notice, with respect to all or a portion of the Participant’s Vested Class A Units, (i)(A) to convert all or any number of Allocation Partnership Preferred Units attributable to such Vested Class A Units to Allocation Partnership Ordinary Units and/or (B) exchange all or any number of Allocation Partnership Ordinary Units attributable to such Vested Class A Units for common units (the “MLP Units”) of the applicable Issuer pursuant to an Exchange Agreement; and (ii) (A) to distribute such MLP Units to the Participant and/or (B) to sell all or a portion of such MLP Units and distribute the cash from such sale, net of any transaction expenses, to the Participant. The Partnership may immediately distribute to the Participant such MLP Units and/ or cash received. Subject to Section 16 or any waiver that may be granted in the sole discretion of the Administrator, at the time of any conversion of Allocation Partnership Preferred Units described in clause (i)(A) of this Section 15 or any exchange of Allocation Partnership Ordinary Units described in clause (i)(B) of this Section 15, the Participant shall be required to direct the Partnership to convert or exchange as applicable (or the Partnership is authorized to convert or exchange in the absence of such direction), to the extent available, such number of Allocation Partnership Preferred Units or Allocation Partnership Ordinary Units as necessary to reflect, as closely as practical, the Participant holding 1.2 Allocation Partnership Preferred Units for each Allocation Partnership Ordinary Unit held after such conversion or exchange. Notwithstanding the foregoing, this Section 15 shall not be effective and no conversion or exchange shall be permitted for any period during which (i) with respect to all Participants, the Partnership has any outstanding loan secured by the Participant’s Allocation Partnership Holdings, or the Partnership has any unsecured, outstanding loan otherwise attributable to such Participant’s Allocation Partnership Holdings, unless the General Partner of the Partnership otherwise consents, or (ii) with respect to any Participant, such Participant serves on the board of directors of Beneficient Management, L.L.C.

16.	Consideration for Buyout and Redemption of the Participant’s Participating Interests in the Partnership

In the event of the termination of the Participant’s Employment for any reason other than Cause, including but not limited to retirement, completion of career service, incapacitation or death, the following provisions shall apply with respect to the Vested Participating Interests held by the Participant:

(a)

Redemption and Consideration Covering Net Assets having an Exchange Traded Market Value. The Partnership shall contribute Allocation Partnership Holdings underlying the Vested Class A Units held by the Participant along with cash and/or marketable securities (which are not pledged to secure other obligations of the Partnership) in an amount equal to the positive amount of Net Vested Class A Monetary Assets to a subsidiary of the Partnership (the “Subsidiary”) organized as a Delaware limited liability company managed by the Partnership. The Partnership shall subsequently distribute the interests in the Subsidiary received for such contribution to the Participant, subject to the following:

(i)

If the Partnership’s Net Vested Class A Monetary Assets represent a negative amount, then the Partnership shall reduce the contribution (but not below zero) to the Subsidiary of the Allocation Partnership Preferred Units by an amount equal to the product of (A) the percent obtained by dividing the value of the Allocation Partnership Preferred Units by the total Allocation Partnership Holdings and (B) the absolute value of the negative Net Vested Class A Monetary Assets. The Partnership shall further reduce the contribution (but not below zero) to the Subsidiary of the Allocation Partnership Ordinary Units by the number of Allocation Partnership Ordinary Units that are equal in value to the Net Vested Class A Monetary Assets which were not used to reduce the amount of Allocation Partnership Preferred Units in the previous sentence.

(ii)

The Partnership shall take the required steps to advance the following additional consideration to the Participant in return for the redemption of the Participant’s Class A Units in the Partnership: (A) On an annual basis for the five year period following the Participant’s termination of Employment, the Participant’s continued participation under the applicable Award Agreement shall be reduced by 20% each year with such initial participation to be calculated based on the Vested Class A Units the Participant held immediately prior to the Participant’s termination of Employment. The result of which shall be the Participant participating in 100% of his or her otherwise Vested Class A Units in year one, 80% of its otherwise Vested Class A Units in year two, 60% of its otherwise Vested Class A Units in year three, 40% of its otherwise Vested Class A Units in year four, 20% of its otherwise Vested Class A Units in year five, and no Vested Class A Units at the end of the five-year period. All distributions to the Participant under this Section 16(a)(ii) shall be treated as payments for the Participant’s interest in the Partnership within the meaning of Section 736 of the Code. At the end of the five-year period, the Participant shall cease to hold Class A Units and shall cease to be a Limited Partner of the Partnership. The Partnership shall make a contribution (which shall not be less than zero) to the Subsidiary of all of the Allocation Partnership Holdings underlying the Participant’s participation pursuant to this Section 16(a)(ii) reduced by the absolute value of any remaining negative amount of Net Vested Class A Monetary Assets and Net Vested Class B Monetary Assets which may have not been allocated pursuant to Section 16(a)(i), Section 16(b)(i) and Section 16(b)(ii).

(b)

Redemption and Consideration Covering Net Assets without an Exchange Traded Market Value. Subject to the applicable Award Agreement, the Partnership shall reacquire the Participant’s outstanding Vested Class B Units (the “Repurchased Class B Units”) for an amount (the “Buyout Amount”) equal to the then-current Carrying Value of the businesses underlying the Class B Units (the “Private Operations”). For purposes of this Section 16(b), the Carrying Value of the Private Operations shall be deemed equal to eight (8) times the Private Operations’ steady-state operating EBITDA (which EBITDA shall not include income from assets included in Net Monetary Assets of the Private Operations) as forecasted by the Partnership’s General Partner in its sole discretion for the twelve full months following the Employee’s termination of employment, and such Carrying Value of the Private Operations shall be adjusted upward or downward, as the case may be, by the aggregate Net Monetary Assets of the Private Operations, as applicable, as of the month-end following such termination of employment. Concurrent with this reacquisition of the Repurchased Class B Units, the Partnership is authorized and directed to modify the Partnership allocation and distribution terms for the Repurchased Class B Units to receive a Profits allocation and cumulative cash distributions equal to the actual EBITDA (which EBITDA shall not include income from assets included in Net Monetary Assets of the Private Operations), which shall be subordinated to Tax Distributions (as defined in Article IV of the “), for a five year period following the repurchase of the Repurchased Class B Units. After such five year period, the Repurchased Class B Units shall be retired by the Partnership and the holder of the Repurchased Class B Units shall no longer be a Limited Partner of the Partnership.

(i)

If the Buyout Amount is in excess of $250,000, then also concurrent with the repurchase of the Repurchased Class B Units, the Partnership is authorized and directed to, and Beneficient agrees and remains obligated to, enter an Exchange Trust transaction requiring the Partnership to contribute the Repurchased Class B Units as settlor of an Exchange Trust in substantially the form attached hereto as Exhibit C. Pursuant to the transactions contemplated by the Exchange Trust, the Partnership, as the beneficiary of the Exchange Trust, shall receive a distribution of Allocation Partnership Ordinary Units representing a value equal to 77% of the Buyout Amount, and the Partnership is authorized and directed to designate a charity as the beneficiary of any remaining assets, net of expenses, of the Exchange Trust and of any affiliated trust of the Exchange Trust. The Partnership agrees and remains obligated to authorize and direct Beneficient Company Holdings, L.P. to issue the Allocation Partnership Ordinary Units to the Exchange Trust pursuant to the terms contemplated by the Exchange Trust. The Partnership shall then immediately distribute to the Subsidiary the Net Vested Class B Monetary Assets (if such amount is a positive amount) and the Buyout Amount in the form of the Allocation Partnership Ordinary Units received by the Partnership as a distribution from the Exchange Trust, and the Participant shall cease to hold Class B Units. If the Net Vested Class B Monetary Assets is a negative amount, then the number of Allocation Partnership Ordinary Units distributed to the Subsidiary will be reduced (but not below zero) by a number of Allocation Partnership Ordinary Units equal in value to the absolute value of the negative Net Vested Class B Monetary Assets.

(ii)

If the Buyout Amount is less than $250,000, then the Partnership shall (x) distribute to the Participant the Net Vested Class B Monetary Assets (if such amount is a positive amount) and (y) deliver the Buyout Amount for the five year period following the termination of the Participant’s employment by providing the Participant with the rights pertaining to Repurchased Class B Units in the Partnership described above. All distributions to the Participant under this Section 16(b)(ii) shall be treated as payments for the Participant’s interest in the Partnership within the meaning of Section 736 of the Code. The Participant shall cease to hold Class B Units upon the termination of the Participant’s employment. If the Net Vested Class B Monetary Assets is a negative amount, then the cash distributable to the Participant under this Section 16(b)(ii) will be reduced (but not below zero) by the absolute value of such negative amount.

(c)	Closing Conditions Precedent for Advancement of Consideration from the Redemption.

(i)

Without regard to the Minimum Retained Ownership Requirement, the Partnership shall also authorize and direct the Subsidiary to take any one or more of the actions at the election by the Participant: (A) to convert any underlying Allocation Partnership Preferred Units to Allocation Partnership Ordinary Units, and/or (B) to convert any underlying Allocation Partnership Ordinary Units to MLP Units and either (I) distribute all or a portion of such MLP Units to the Participant, and/or (II) to sell all or a portion of such MLP Units and distribute the cash, net of any transaction expenses, from such sale to the Participant.

(ii)

If the Allocation Partnership Holdings have been pledged as security for a loan by the Partnership, then their conversions contemplated by Section 16(c)(i) will not occur until such time as the Partnership can secure a release of the security interest for such Allocation Partnership Holdings. The granting of a security interest in the Allocation Partnership Holdings of the Participant will require the advance approval of the Participant.

(iii)

The Partnership is authorized and directed at its sole and absolute discretion to permanently reduce any contributions (but not below zero) to the Subsidiary consisting of Allocation Partnership Ordinary Units, Allocation Partnership Preferred Units, positive Net Vested Class A Monetary Assets, positive Net Vested Class B Monetary Assets and cash by the absolute value of any amount of any remaining negative Net Vested Class A Monetary Assets or any remaining negative Net Vested Class B Monetary Assets not previously allocated pursuant to the terms hereof.

(iii)	The MLP Units or cash distributed by the Subsidiary to the Participant pursuant to Section 16(c) shall be the only consideration for the redemption of the Class A Units and the Class B Units.

(iv)	If the Participant elects to continue to participate in the Allocation Partnership Holdings, it must hold such Allocation Partnership Holdings indirectly through the Subsidiary.

17.	Miscellaneous

(a)

Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Partnership nor the Administrator, nor any Person acting on behalf of the Partnership or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, any additional tax, or any other tax or liability asserted by reason of the failure of an Award to satisfy the requirements of Section 409A, by reason of Section 4999 of the Code, or by reason of the failure of any Participating Interests to be treated or qualify as a profits interest.

(b)

Indemnification. To the fullest extent permitted by law, the member of the Administrator and the Administrator shall be indemnified and held harmless by the Partnership from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to this Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled as a matter of law, or otherwise, or any power that the Partnership may have to indemnify them or hold them harmless.

(c)

Liability of Partners. No Limited Partner and no Affiliate, manager, member, employee or agent of a Limited Partner shall be liable for any debt, obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership, except to the extent required by the Act. Neither this Plan nor any Award Agreement is intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Partners (including without limitation, the General Partner) or on their respective Affiliates.

18.	Governing Law

Except as otherwise provided by the express terms of an Award Agreement, the provisions of the Plan and of Awards under the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

19.	Entire Agreement

This Plan, the Award Agreements and the LP Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and the Award Agreement, the terms and conditions of the Award Agreement shall control with respect to the applicable Participants. In the event of any inconsistency between the LP Agreement and the Plan or an Award Agreement, the Plan or Award Agreement shall control. Notwithstanding anything to the contrary in any agreement, all parties hereto agree that any holder of Participating Interests shall be treated as an owner of the Partnership for tax purposes.

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IN WITNESS WHEREOF, this Plan is hereby adopted on this 25th day of April, 2019.

BENEFICIENT MANAGEMENT PARTNERS, L.P.

By: Beneficient Management Group, L.L.C., its General Partner

By:	/s/ Brad Heppner
Name:	Brad Heppner
Title:	Chief Executive Officer

Adopted solely with respect to its obligations under Section 16:

THE BENEFICIENT COMPANY GROUP, L.P.

By: Beneficient Management, L.L.C., its General Partner

By:	/s/ Brad Heppner
Name:	Brad Heppner
Title:	Chief Executive Officer

[Signature Page to the Beneficient Management Partners, L.P. 2019 Equity Incentive Plan]

EXHIBIT A

DEFINITIONS OF TERMS

EXHIBIT B

FORM OF AWARD AGREEMENT